UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Enviro Fuels Manufacturing, Inc.
(Exact name of registrant as specified in its charter)

Nevada	26-1223010
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2770 University Drive, Coral Springs, Florida 33065
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(954) 753-2270

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
N/A	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001
(Title of class)

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

ITEM 1.  DESCRIPTION OF BUSINESS

Overview of Business

We are engaged in the business of developing, manufacturing and marketing environmentally responsible stoves and coal pellets which utilize clean coal technologies. We formed and incorporated our company on October 9, 2007 under the laws of the State of Nevada. Our mission is to become the leading provider of environmentally safe, efficient coal cooking stoves and coal pellets to those consumers that do not have traditional power resources that can be used for cooking. We have finalized the engineering of our patented portable coal stove and are finalizing the manufacturing and marketing of our stove and other coal products. Our founder and President, Larry Hunt designed and developed the stove which successfully received a patent from the US Patent and Trademark Office (USPTO) on August 30, 2011 (the “Patent”). Mr. Hunt and Mr. Schur assigned the Patent to us on December 27, 2007. We are currently focusing on the Brazilian market for the sale of our products as we are currently in negotiations with the Brazilian government for the manufacture and sale of our products.

We also intend to pursue commercialization of our products in other international markets where access to traditional sources of energy is scarce.  Besides Brazil, we intend to expand our focus to other suitable foreign markets including China, India, Bangladesh, Indonesia, and parts of Africa. We also intend to market our products in the United States for recreational uses.

Features and Benefits of Our Products

Our primary products are the coal burning stove and clean burning, easy lighting coal pellets.

Our Stove

The features of our stove include:

•	Patented stainless steel design that will not rust or degrade.
•	Designed with an air chamber that keeps the outer surface cool to the touch.

•	Burns only 10 ounces of clean coal per meal versus 3 to 4 pounds in competitor’s coal stoves.
•	Can be fitted with a small generator to produce enough power to furnish a modest amount of lighting for a home.

•	Portable, light weight and can be used anywhere.
•	A “water purifying attachment” which produces a minimum of one liter of a fresh potable water every time used.

The benefits of our stove include:

SAFETY – Our stove is made of stainless steel and employs an air chamber surrounding the center core so that when temperatures reach up to 1400 degrees Fahrenheit in the core, the stove is cool to the touch.

ENVIRONMENTALLY RESPONSIBLE – Our stove utilizes a special filtering system that filters out nearly all contaminates that are a natural by-product of the burning of coal. Additionally, the stove will use coal pellets that have employed clean coal technology in their manufacturing process further eliminating contaminates.

EFFICIENT – In competing models of coal burning stoves, it takes approximately 4 pounds of coal to provide enough heat to cook one meal for a family. Our stove will require only 10 ounces of our proprietary coal pellets to cook the same meal as it directs all heat to the cooking surface.

COST EFFECTIVE – The annual cost of fuel for the stove is expected to cost an average family less than one-third the cost of operating competing stoves, although the gross price of the “clean coal” pellets are double that of existing coal briquettes. We believe that adding the one-time cost of our stove and the average family’s cost will still likely be about 70% less than the current cost of their use of competing stoves during the first year of using the new stove.

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OTHER BENEFITS – The stove will generate enough heat to run a small heat-fueled generator strong enough to power a modest amount of lighting. The stove also includes a “water purifying attachment” which produces a minimum of one liter of a fresh potable water every time used.

Our Coal Pellets

Our pellets have been developed using our trade secret process. The pellets have the following benefits:

•	Burn hotter and more efficient than coal briquettes.
•	Environmentally friendly and burn cleaner than coal briquettes.

•	Enhanced energy output.
•	Shorter processing time.

•	More cost-effective and cost-efficient than coal briquettes.
•	Easy lighting.

Management Expertise

Our company was founded and is currently being managed by Larry Hunt, President and director, a long-time coal mining executive and operator of many coal industry companies with more than forty years of experience in the coal industry. Mr. Hunt possesses a wide range of expertise in coal mining, transportation, sales and marketing, as well as coal technologies and processing. Additionally, through a separate company, Mr. Hunt has developed and patented technology that provides cleaner burning coal.

We believe that the extensive contacts and relationships of our management team will enable us to successfully execute our business plan. Mr. Hunt has a strong reputation in the marketplace and each of our other directors have long-term relationships with senior executives and decision-makers in sectors important to our business. We believe that these relationships will provide us with an important advantage in executing our business plan.

While the past successes of our executive officers and directors do not guarantee that we will successfully execute our business plan, they will play an important role in assisting us.

 Industry Overview

Over half the global population is reliant on solid fuels such as wood, coal, crop residues, and animal dung for their domestic energy requirements.  For example, in rural China crop wastes and wood had been the main household fuels, use of which burdens rural residents and ecosystems. We believe that there is a large population in Brazil that would benefit from the use of our clean burning stoves. We are in the process of having a formal market study of the Brazilian market completed, however, based on our internal research and discussions with branches of the Brazilian government we believe that there is a large market opportunity for our products in Brazil.

With respect to the market in China, the Chinese government has undertaken programs to improve the welfare of rural residents, including several that have been aimed at household stoves.  The Ministry of Agriculture claimed that, by 1998, 185 million of China’s 236 million rural households had “improved” biomass or coal stoves.  While it is generally believed that the government programs were successful in putting stoves in the home, the impact on air quality and health were not assessed.

In addition to the China Market, we intend to explore other markets that can benefit from the new technology we have developed.

According to the International Energy Agency, in 2009 there were over 1.3 billion people in the world without electricity in their homes.

We intend to market our stove and coal pellets to markets around the world.

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Suppliers and Raw Materials

We purchase and use components from third party suppliers to assemble our stoves. The components and raw materials essential to the conduct of our business generally are available at competitive prices. Although we have a broad base of suppliers and contractors, we depend upon the ability of our suppliers and contractors to meet performance and quality specifications and delivery schedules.

Manufacturing and Assembly

We are in discussions with Brasinox Brasil Inoxidaveis S/A (“Brasinox”), located in Tarnamirim, Brazil, for the manufacture and assembly of our stoves for sale in Brazil. Brasinox is the largest stove manufacturer in Brazil, with the capacity to manufacture approximately 17,000 stoves per month.

In markets other than Brazil, we will seek to contract with third-parties to manufacture and assemble our stoves on a contract by contract basis.

Sales and Marketing

We primarily intend to pursue commercialization of our products in international markets where access to traditional sources of energy is scarce.  Our primary market is Brazil and China, but we intend to expand to other suitable foreign markets including India, Bangladesh, Indonesia, and parts of Africa. We also intend to market our products in the United States for recreational uses.

Intellectual Property

On December 27, 2007, Mr. Hunt and co-inventor Henry Schur filed a provisional patent application for their “high efficiency combustion stove” invention. On December 27, 2007, Mr. Hunt and Mr. Schur assigned their rights and interests in this invention to the Company by executing a patent assignment agreement and filing a patent assignment with the United States Patent and Trademark Office (“USPTO”). The patent assignment was recorded with the USPTO on December 27, 2007. Mr. Shur was issued 6,000,000 shares of our common stock as one of the Company’s founders and in connection with his agreement to assign the patent to the Company. On August 30, 2011, our patent application was approved for the United States and we were granted a patent for our “high efficiency combustion stove”.

Our success depends in large part on our ability to obtain patent and other intellectual property protection for our products, preserve our trade secrets and operate without infringing upon the proprietary rights of others, both in the United States and abroad.   We cannot assure you that any future patent applications we file will result in patents being issued, or that our competitors will not design around our patents or licenses.

We may also rely on trade secrets and proprietary know-how that we may seek to protect, in part, by confidentiality agreements with our licensees, employees and consultants.  We cannot assure you that these agreements will not be breached, or that we would have adequate remedies for any breach or that our trade secrets will not otherwise become known or be independently developed by our competitors.

Litigation may be necessary to enforce our patents, to protect trade secrets or know-how that we own, to defend against claimed infringement of the rights of others or to determine the ownership, scope or validity of certain proprietary rights.  Any such claims may result in the Company incurring substantial litigation expenses and in our management having to divert extensive time and effort from our day-to-day business.  An adverse determination in litigation involving the proprietary rights of others could subject us to the payment of significant damages to third parties, could require us to seek licenses from third parties (which they may refuse to give us), and could prevent us from manufacturing, selling or using our products.  The occurrence of such litigation or the effect of a judgment against us in such litigation could, therefore, have a material adverse effect on our business and financial condition.

Competition

The cooking stove industry is intensely competitive. We operate in a highly competitive and fragmented industry. There are relatively few barriers to entry into our markets.

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Many of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and sales and marketing resources than we do. Depending on the particular customer or market involved, our business competes on a variety of factors, such as price, quality, reliability, delivery, customer service, performance, applied technology, product innovation and product recognition. Brand identity, service to customers and quality are generally important competitive factors for our products, and there is considerable price competition.

 A critical component of our ability to compete in the marketplace is our ability to offer products with technological and environmental advantages. We offer environmentally responsible cooking stoves which utilize patent-pending clean coal technology.

Government Regulations

This area is uncertain and developing. Any new legislation or regulation or the application or interpretation of existing laws may have an adverse effect on our business. Even if our activities are not restricted by any new legislation, the cost of compliance may become burdensome, especially as different jurisdictions adopt different approaches to regulation.

Employees

As of November 25, 2011, the Company had three employees; one secretary, one lab technician, and one executive officer. None of our employees are represented by a labor union, and we consider relations with our employees to be good.

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ITEM 1A. Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock. You should only purchase our securities if you can afford to suffer the loss of your entire investment.

RISKS RELATED TO OUR BUSINESS

Our business, operations and financial condition are subject to various risks.  Some of these risks are described below and you should take these risks into account in making a decision to invest in our common stock.  This section does not describe all risks associated with us, our industry or our business, and it is intended only as a summary of the material risk factors.  If any of the following risks actually occur, we may not be able to conduct our business as currently planned and our financial condition and operating results could be seriously harmed.  In that case, the market price of our common stock could decline, and you could lose all or part of your investment in our common stock.

Risks Related to Our Business

We are a development stage company with a limited operating history. Also, we have only generated a limited amount of revenues to date and may not become profitable in the future.

We do not have an operational history upon which you can make an evaluation of our prospects, and we have not yet generated any revenues related to sales of our stoves.  Since our inception on October 9, 2007, we have been engaged primarily in the research, design, and development of our first products, the cooking stoves and coal pellets.  While we have produced prototype versions of the products, we have not begun to manufacture them and our products have not yet generated any revenues.  We expect to continue to incur substantial net operating losses as research and development, market testing, sales and marketing activities and operations continue. We have not yet earned any revenues from the sale of our stoves, and we do not know when we might begin to earn revenues on the sales of our products.  There can be no assurance that we will earn revenues from the sale of our stoves or that we will become or remain profitable. For the year ended December 31, 2010 we had zero revenues and incurred a net loss of $7,149,966 and for the nine months ended September 30, 2011 we incurred a net loss of $5,015,530. Since our inception on October 9, 2007 through September 30, 2011 we have incurred an accumulated deficit of $21,294,698.

Because we have a limited operating history, we are subject to the risks inherent to a new business enterprise.  Any future success we might achieve will depend upon many factors, including factors which may be beyond our control or which cannot be predicted at this time.  These factors may include changes in coal and environmental technologies, price and product competition, the demand for our products, changes in pricing policies by us or our competitors, changes in the mix of products sold by us and the resulting change in total gross margin, changes in the mix of channels through which our products are offered, product enhancements and new product announcements by us and our competitors, market acceptance of new products sold by us or our competitors, product quality problems, personnel changes, changes in our strategy, changes in our level of operating expenses, the timing of research and development expenditures, general economic conditions in the United States, Brazil and other foreign markets and economic conditions specific to the industry in which we compete, among others.  Our limited operating history makes the prediction of future operating results difficult, if not impossible.

We have limited financial resources, and we will need to continue to sell our common stock and other securities to raise money for our operations.

Our ability to execute our business strategy depends to a significant degree on our ability to obtain financing from the sale of our common stock and other securities.  Our business requires a large capital outlay for development and engineering, patent prosecution, and ongoing overhead.  As of the date hereof, we believe that we will be able to finance our operations for the next six months, during which time we will attempt to raise additional capital to finance the manufacturing, engineering, tooling and other manufacturing costs related to our products.  We have no current arrangements in place to obtain this additional capital.  Our inability to obtain this additional capital could have a material adverse effect on our business and prospects.  If we are able to raise additional capital through the sale of our common stock or other securities, your investment will be diluted. Additionally, we have used our common stock to pay for services and have issued and may continue to issue large amounts of shares for these purposes. Any additional issuances of our common stock for services rendered will dilute the value of your investment in our shares.

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We are dependent on a few products and we are not certain that our products will be successfully marketed.

We have focused only on developing new cooking stoves.  The extent and pace of market acceptance of our products will be a function of many variables, including the efficiency, performance and attributes of our products, our ability to obtain necessary regulatory approvals to commercially market our products, the effectiveness of our marketing and sales efforts, including educating  governmental agencies  and other potential customers as to the distinctive characteristics and benefits of our products, our ability to meet manufacturing and delivery schedules, and our product pricing.

Because our products involve a newly patented technology, there is a material risk that the marketplace may not accept the potential benefits of it.  We cannot assure you that the preference of those consumers who do not have access to traditional power resources, governmental agencies, or secondary market users involving recreational usages, will change from traditional methods of cooking or that, if such a change does occur, it will occur as rapidly as we anticipate.  There can be no assurance that the cooking stoves consumer product industries will use our products, even if our new technology becomes acceptable to them.

Unless and until our products are accepted by the market and generating meaningful revenues and profits, we will continue to be solely dependent upon the sale of our common stock or other securities to provide us with enough money to continue our operations, which will continue to dilute the value of your investment in our shares.

We will rely on relationships with third parties and these relationships may prove not to be dependable.

We will be dependent on establishing relationships with third parties in order to manufacture and distribute our products.  Third-party manufacturers must be able to manufacture our products in accordance with strict regulatory requirements, in commercial quantities, at appropriate quality levels and at acceptable costs.  We cannot assure you that we will not encounter difficulties in obtaining reliable and affordable contract manufacturing assistance and/or in scaling up manufacturing capabilities.  These difficulties may include problems involving production yields, per-unit manufacturing costs, quality control, component supply and shortages of qualified manufacturing personnel.  In addition, there can be no assurance that we will not encounter problems relating to integration of components if changes are made in the present model’s configurations.  Difficulties like these could result in our inability to satisfy demand for our products in a cost-effective manner, which would harm our business, financial condition and results of operations, which will reduce the value of your investment in our shares.

We are in a highly competitive industry where there is rapid technological change.

Our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies that are developing new technologies and products in new and rapidly evolving markets.  In order to compete successfully, we must respond to competitive developments; attract and retain customers; attract, retain and motivate qualified personnel; implement and successfully execute our sales strategy; develop and market additional products; upgrade our technologies and commercialize our products.   We might not be able to compete successfully in this industry and if we are unable to do so, we will have to change our business focus or cease operations.

Our products might not receive clearance for sale in the United States or abroad including our main target market in Brazil.

The manufacture and sale of our products may be subject to domestic and international regulation.  We primarily intend to pursue commercialization of our products in international markets where access to traditional sources of energy is scarce.  Our primary market is Brazil but we intend to expand to other suitable foreign markets including Africa, China, India, Bangladesh and Indonesia.  Foreign regulatory requirements differ from jurisdiction to jurisdiction and may, in some cases, be more stringent or difficult to obtain than United States governmental agencies clearance or approval.  We might not be able to obtain the various foreign regulatory approvals to sell our products.

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We also intend to market our products in the United States for recreational uses.  We are not currently subject to direct regulation by a government agency in the United States, other than regulations applicable to businesses generally.  It is possible, however, that a number of laws and regulations may be adopted with respect to the cookware business, covering such issues as pricing, distribution, and the characteristics and quality of products and services.  The adoption of any such laws or regulations may decrease the demand for our products, and increase our costs of doing business.  Any such new legislation or regulation, or the application of existing laws and regulations to the software industry, would have a material adverse effect on our business, operating results and financial condition.

Clearances or approvals that have been or may be granted, both in the United States and in foreign jurisdictions, may be subject to continual review which could result in product labeling restrictions, withdrawal of our products from the market or other adverse consequences.

Our failure or the failure of any contract design and manufacturing firms with which we may be related in the manufacturing of our products, to comply with these and other regulatory requirements could result in fines, suspensions or withdrawals of regulatory clearances or approvals, product recalls, product seizures, suspension of manufacturing, operating restrictions and criminal prosecution.  Furthermore, changes in existing regulations or adoption of new regulations or policies could prevent us from obtaining, or affect the timing of, future regulatory clearances or approvals.

We may not be able to obtain necessary regulatory clearances or approvals on a timely basis or at all.  A delay or failure to receive such clearances or approvals, or a failure to comply with existing or future regulatory requirements, would have a material adverse effect on the Company’s business, financial condition and results of operations.

We are currently dependent on certain key employees who may not be easily replaced.

Our success will depend, to a significant extent, on certain key personnel, including Larry Hunt, our President and sole executive officer, as well as personnel we may hire in the future.  We currently do not have any employment or consulting agreements with any party.  Consequently, our key employees may voluntarily terminate their employment with us at any time.  We do not have key person life insurance covering our management personnel or other key employees.

Our ability to operate successfully and manage our potential future growth depends on our ability to attract and retain highly qualified scientific, technical, managerial and financial personnel.  We face intense competition for qualified personnel in these areas, and we cannot assure you that we will be able to attract and retain qualified personnel.  The loss of key personnel or our inability to hire and retain additional qualified personnel in the future could adversely affect our business.

Our management may not be able to successfully implement our business plan.

Our sales and revenues will be dependent on the successful development of our products, acceptance of our products in the marketplace and formation of strategic relationships with retailer and government agencies.  While we believe that our current management can successfully implement our business plan, their inability to do so could have a material adverse effect on our business or prospects.

We do not have distribution channels for the sale of our products.

We have not yet developed a distribution system for our products, however, we have begun marketing our products, and we currently have no sales force other than our President, Larry Hunt.

We cannot assure you that we will be able to develop an effective sales force with the requisite knowledge and skill to fully exploit the sales potential of our products.  Furthermore, we cannot assure you that our sales force, when established, will be able to establish distribution channels on terms acceptable to us or promote market acceptance of, and create demand for, our products.

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We may be subject to product liability claims.

The design, development, manufacture, and use of our cooking products involve an inherent risk of product liability claims and associated adverse publicity.  Producers of consumer products may face substantial liability for damages in the event of product failure or allegations that the product caused harm.  We have not yet obtained an insurance policy that will cover product liability.  We cannot assure you that we will not be subject to product liability claims, that any insurance we purchase would cover claims made against us, or that adequate insurance will be available on acceptable terms in the future.  If we were held liable for damages due to a defect in the design or manufacture of our products, or if any claim or product recall created significant adverse publicity, our business and financial condition could be materially adversely affected.

 We may not manage our growth properly.

In order to establish our revenue base and maintain workable profit margins through the development, manufacturing, and marketing of our products, we believe that we may need to increase the size, complexity and geographic scope of our operations and we will need to develop a substantial customer base.  Any measurable growth in our business will place a significant strain on our management, administrative, technical and financial resources and will require the establishment or expansion of our customer support and sales and marketing resources.  We cannot assure you that we will be able to successfully address these additional demands or that we will be able to attract and retain the necessary personnel and other resources to properly manage our growth.  Failure to manage our growth properly could have a material adverse effect upon our business, financial condition and results of operations.

We depend on technology that must be protected.  We may be unable to protect our intellectual property, including our patents, which could adversely affect the value of your investment.

Our success depends in large part on our ability to obtain patent and other intellectual property protection for our products, preserve our trade secrets and operate without infringing upon the proprietary rights of others, both in the United States and abroad.  Although our technology is patented in the United States, our technology is not patent-protected in any of the foreign markets we intend to target.  We cannot assure you that any future patent applications we file will result in patents being issued, or that our competitors will not design around any of the patents or licenses that may be issued to us.

We may also rely on trade secrets and proprietary know-how that we may seek to protect, in part, by confidentiality agreements with our manufacturers, licensees, employees and consultants.  We cannot assure you that these agreements will not be breached, or that we would have adequate remedies for any breach or that our trade secrets will not otherwise become known or be independently developed by our competitors.

Litigation may be necessary to enforce patents issued to us, to protect trade secrets or know-how that we own, to defend against claimed infringement of the rights of others or to determine the ownership, scope or validity of certain proprietary rights.  Any such claims may result in the Company incurring substantial litigation expenses and in our management having to divert extensive time and effort from our day-to-day business.  An adverse determination in litigation involving the proprietary rights of others could subject us to the payment of significant damages to third parties, could require us to seek licenses from third parties (which they may refuse to give us), and could prevent us from manufacturing, selling or using our products.  The occurrence of such litigation or the effect of a judgment against us in such litigation could, therefore, have a material adverse effect on our business and financial condition.

Risks Related to Our Common Stock

There is no market for our common stock, so you will not be able to sell it in the event you need money.

There is no public or private market for our common stock, and it is unlikely that an active market for our common stock, or any other security we issue, will develop or be sustained in the foreseeable future even if we register our common stock.  Therefore, if you are a holder of our common stock, you may never be able to sell the shares, receive money back or realize any return on your investment.

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We have not paid cash dividends and it is unlikely that we will pay cash dividends in the foreseeable future.

We intend to reinvest any profit we realize, to the extent we are able to do so, to complete the development of our products, to begin the manufacture and marketing of our products, to cover operating costs, and to otherwise become and remain competitive.  We will not pay any cash dividends with respect to our common stock or other securities in the foreseeable future.  In addition, we cannot assure you that we will ever generate sufficient surplus cash that will be available for distribution to the holders of the common stock.  Therefore, you should not expect to receive cash dividends on our shares of common stock.

A majority of our common stock is owned by our executive officer and directors and several other persons owning more than 5% of our common stock, which will allow them to control the outcome of matters submitted to our stockholders for vote

Our executive officer and directors and several other persons owning more than 5% of our common stock own approximately 58.0% of our common stock.  As a result, these individuals, acting together, have the ability to substantially influence all matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and to control our management and affairs.  This concentration of ownership may have the effect of delaying, deferring or preventing a merger, consolidation, takeover or other business combination involving the Company or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which, in turn, could have an adverse effect on your investment.

Our incorporation documents and Nevada law may inhibit a takeover that stockholders consider favorable and could also limit the market price of your stock, which may inhibit an attempt by our stockholders to change our direction or management

We are governed by the provisions of Section 203 of Nevada General Corporate Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us, which may prevent or frustrate any attempt by our stockholders to change our management or the direction in which we are heading. These and other provisions in our articles of incorporation and bylaws and under Nevada law could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions.

We will be subject to the penny stock rule once our common stock becomes eligible for trading.  These rules may adversely affect trading in our common stock.

We expect that our common stock will be a “low-priced” security under the “penny stock” rules promulgated under the Securities Exchange Act of 1934. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions will probably decrease the willingness of broker-dealers to make a market in our common stock, decrease liquidity of our common stock and increase transaction costs for sales and purchases of our common stock as compared to other securities.

Stockholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

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We Will Be Subject To The Reporting Requirements Of Federal Securities Laws, Which Can Be Expensive.

Upon the effectiveness of this registration statement, we will become subject to the information and reporting requirements under the Securities Exchange Act of 1934 and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act of 2002.  The costs of preparing and filing annual and quarterly reports and other information with the SEC will cause our expenses to be higher than they would be if we were a privately-held company.

Our Compliance With The Sarbanes-Oxley Act Of 2002 And SEC Rules Concerning Internal Controls May Be Time-Consuming, Difficult And Costly.

Although individual members of our management team have experience as officers of publicly-traded companies, much of that experience came prior to the adoption of the Sarbanes-Oxley Act of 2002.  It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act of 2002.  We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures.  If we are unable to comply with Sarbanes-Oxley’s internal controls requirements, we may not be able to obtain the independent accountant certifications that Sarbanes-Oxley Act requires publicly-traded companies to obtain.

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ITEM 2.  FINANCIAL INFORMATION

Management’s discussion and analysis of financial condition and results of operations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure on contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates in 2010 and 2009 and from inception through December 31, 2010 include valuation of stock issued for services.

Research and Development and Patent Costs

The cost of internally developing intangible assets that are not specifically identifiable, that have indeterminate lives, or that are inherent in a continuing business and related to the Company as a whole are expensed as incurred. Research and development costs are expensed pursuant to the requirements of FASB ASC Topic 730, “Research and Development”. The costs of internally developing other intangible assets, such as those that are specifically identifiable, are also expensed as incurred, unless a specific accounting pronouncement calls for capitalization of the costs. However, legal fees and similar costs relating to patents, copyrights, and trademarks are capitalized.

Stock-Based Compensation

The Company follows the guidance of FASB ASC Topic 718, “Compensation – Stock Compensation.” Topic 718 requires the fair value of all stock-based employees or non-employees and requires the share-base payments be reflected as an expense based upon the issue date fair value of those awards. The value of goods and services received is the fair value of the shares issued.

RECENT ACCOUNTING PRONOUNCEMENTS

In February 2010, the FASB issued ASU 2010-09, “Subsequent Events (Topic 855)—Amendments to Certain Recognition and Disclosure Requirements.” The amendments in the ASU remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP. The FASB also clarified that if the financial statements have been revised, then an entity that is not an SEC filer should disclose both the date that the financial statements were issued or available to be issued and the date the revised financial statements were issued or available to be issued. The FASB believes these amendments remove potential conflicts with the SEC’s literature. The Company has adopted ASU 2010-09 which had no effect on its results of operation or its financial position.

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). ASU 2010-06 includes new disclosure requirements related to fair value measurements, including transfers in and out of Levels 1 and 2 and information about purchases, sales, issuances and settlements for Level 3 fair value measurements. This update also clarifies existing disclosure requirements relating to levels of disaggregation and disclosures of inputs and valuation techniques. ASU 2010-06 was effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company adopted ASU 2010-06 upon issuance and such adoption did not have a material impact on the Company’s financial statements.

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In December 2010, the FASB issued an accounting standard update 2010-29 that addresses the disclosure of supplementary pro forma information for business combinations. This update clarifies that when public entities are required to disclose pro forma information for business combinations that occurred in the current reporting period, the pro forma information should be presented as if the business combination occurred as of the beginning of the previous fiscal year when comparative financial statements are presented. This update is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The Company believes this guidance will have no effect on our consolidated financial statements.

In October 2009, the FASB issued a new accounting standard that addresses the accounting for multiple-deliverable revenue arrangements to enable vendors to account for deliverables separately rather than as a combined unit. This new standard addresses how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting. Existing accounting standards require a vendor to use objective and reliable evidence of fair value for the undelivered items or the residual method to separate deliverables in a multiple-deliverable arrangement. Under the new standard, it is expected that multiple-deliverable arrangements will be separated in more circumstances than under current requirements. The new standard establishes a hierarchy for determining the selling price of a deliverable for purposes of allocating revenue to multiple deliverables. The selling price used will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. The new standard must be prospectively applied to all revenue arrangements entered into in fiscal years beginning on or after June 15, 2010 and became effective for us on January 1, 2011. This guidance had no effect on our consolidated financial statements.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our investors.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 and 2010.

The following discussion details results of operations for each of the nine month periods ended September 30, 2011 and 2010.

Revenue

 During the nine-month periods ended September 30, 2011and 2010 we did not generate any revenue from operations.

Operating Expenses

Operating expenses for the nine months ended September 30, 2011 were $5,073,348, a decrease of $1,766,839 from the $6,840,187 for the nine months ended September 30, 2010. Consulting expenses decreased $1,563,305 to $4,563,670 for the nine months ended September 30, 2011 from $6,126,975 for the nine months ended September 30, 2010. The Company has utilized its securities as consideration to purchase certain services from business and financial consultants and directors. The Company issued 9,000,000 shares of common stock for services a recorded expense of $4,500,000 for the nine months ended September 30, 2011 compared to 12,150,000 shares with a recorded expense of $6,075,000 for the nine months ended September 30, 2010. General and administrative expenses decreased to $455,344 for the nine months ended September 30, 2011 from $555,625 for the nine months ended September 30, 2010. The decrease was mainly a decrease in travel for the nine months ended September 30, 2011 compared to the nine months ended September 30, 2010 as a result of limited resources and concentration of its marketing efforts. Research and development expenses for the nine months ended September 30, 2011 were $12,677 a decrease of $92,053 from $104,730 for the nine months ended September 30, 2010. The decrease was a result of the decrease in the research and development in the Company’s stove technology.

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NON RECURRING SALE, NET

We generated $50,612 from a non recurring net sale during the nine months ended September 30, 2011 compared to zero sales during the period ended September 30, 2010. The increase is solely a result of brokering a sale of green energy boxes, which is not part of our business plan and will be a one-time occurrence during the nine months ended September 30, 2011. We do not expect to broker the sale of any additional green energy boxes in the future and is not part of our current business plan.

NET LOSS

The Company had a net loss for the nine months ended September 30, 2011 of ($5,015,530) as compared to a net loss for the nine months ended September 30, 2010 of ($6,839,071).  The decrease in net loss for the nine months ended September 30, 2011 is primarily related to a decrease in stock compensation expense, research and development and general and administrative expenses.  For the nine months ended September 30, 2011, non-cash items include stock-based compensation of $4,500,000 and depreciation of $41,657 and for the nine months ended September 30, 2010, non-cash items include stock-based compensation of 6,075,000 and depreciation of $41,657.

Year Ended December31, 2010 Compared To Year Ended December 31, 2009

Revenue

We did not generate any revenues during either of the years ended December 31, 2010 or 2009.

Operating Expenses

The Company’s operating expenses decreased by $282,152 to $7,150,600 for the year ended December 31, 2010 compared to $7,432,752 for the year ended December 31, 2009. Consulting expenses increased $5,999,157 to $6,130,475 for the year ended December 31, 2010 compared to $131,318 for the year ended December 31, 2009. The reason for the increase was a result of the issuance of 12,150,000 shares of common stock with a recorded expense of $6,075,000 being issued for services in the year ended December 31, 2010 compared to only 800,500 shares issued with a recorded expense of $102,750 for the year ended December 31, 2009. The increase in consulting expenses in 2010 was offset by a reduction of settlement expense by $5,737,500. In 2009 the Company issued 15,050,000 shares of common stock with a recorded expense of $5,737,500 in settlement of various claims. The Company also issued 16,000,000 shares of common stock with a recorded expense of $914,286 issued to related parties in 2009 for a commitment to provide funding to the Company. The Company’s research and development increased $110,089 to $134,385 in 2010 from $24,296 in 2009. The Company’s general and administrative expenses increased $246,604 to $811,597 for the year ended December 31, 2010 compared to $564,993 to the year ended December 31, 2009. The increase was mainly a result of increased travel to develop markets for its stoves.

Net Loss

The Company’s net loss decreased $281,736 for the year ended December 31, 2010 to $7,149,966 compared to $7,431,702 for the year ended December 31, 2009. The decrease was a result of an increase of consulting expenses, research and development expense and general and administrative expenses in 2010 offset by 2009 settlement expense and commitment fees.

Contractual Obligations and Commercial Commitments

CONTRACTUAL OBLIGATIONS

Operating Lease Obligations

The Company currently leases office space in Florida and China. Monthly rent expense under the Coral Springs, Florida lease is approximately $3,464 per month, and the lease expires January 1, 2013, with a 5 year renewal option. The China lease commenced in May 2008 and was renewed in May 2010 for a two year period. The monthly rent expense for the China office is $2,443.

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Purchase Obligations

We are not a party to any significant long-term service or supply contracts.

As of September 30, 2011, our principal commitments consisted of an obligation under two separate operating leases in connection with office space for our corporate headquarters. Although we have no material commitments for capital expenditures, we anticipate continuing requirements for capital expenditures consistent with anticipated growth in operations, infrastructure and personnel. Following is a summary of our contractual obligations. We have no other commercial commitments.

Future minimum operating lease payments are as follows:

Year	Operating lease

2011	$65,193
2012	10,704
Thereafter	-
$75,897

Other than the above commitments, there were no items that significantly impacted our commitments and contingencies.

Liquidity and Capital Resources For The Nine Months Ended September 30, 2011

At September 30, 2011, we had a cash balance of $57,464 of which $25,760 was restricted, compared to a cash balance of $275,468 of which $125,000 was restricted at December 31, 2010. Our principal source of cash was through capital contributions by founding shareholders.

We have relied upon equity financing and capital contributions in order to fund our operating deficit, however, during the nine month period ended September 30, 2011 we generated $105,000 from sales, none of which was related to the sale of stoves or coal pellets,. Our inability to generate cash flow in excess of immediately needed funds has created a situation where we will require additional capital from external sources. There is no guarantee that we will be able to obtain any necessary financing on terms favorable to us, if at all.

There can be no assurance that we will be able to generate sufficient cash from operations in future periods to satisfy our capital requirements; therefore, we will have to continue to rely on external financing activities, including the sale of our equity securities, to satisfy our capital requirements for the foreseeable future. Due, in part, to our lack of historical earnings, our prior success in attracting additional funding has been limited to transactions in which our equity is used as currency.  In light of the availability of this type of financing, and the lack of alternative proposals, our board of directors has determined that the continued use of our equity for these purposes may be necessary if we are to sustain operations.  Equity financings of the type we have been required to pursue are dilutive to our stockholders and may adversely impact the market price for our shares.  However, we have no commitments for borrowings or additional sales of equity, the precise terms upon which we may be able to attract additional funding is not known at this time, and there can be no assurance that we will be successful in consummating any such future financing transactions on terms satisfactory to us, or at all.

For the nine months ended September 30, 2011, cash used in operating activities was $383,258, as compared to $790,903 for the nine months ended September 30, 2010. This decrease was primarily attributable to a reduction in travel and research and development expenses.

For the nine months ended September 30, 2011 and 2010, the Company did make investments in property and equipment of $7,533 and $9,534, respectively.

For the nine months ended September 30, 2011 cash provided by financing activities was $272,027 which was a result of capital contributions made by founding shareholders as compared to $745,048 of capital contributions made by founders/shareholders for the nine months ended September 30, 2010.

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We have not declared or paid any dividends for the nine months ended September 30, 2010 and do not intend to pay any dividends in the near future. The declaration and payment of dividends in the future will be determined by our Board of Directors in light of conditions then existing, including our earnings, financial condition, capital requirements and other factors.

FORWARD LOOKING STATEMENTS

Special Note Regarding Forward-Looking Statements: A number of statements contained in this discussion and analysis are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. You are cautioned not to place undue reliance on these forward-looking statements. The nature of our business makes predicting the future trends of our revenues, expenses and net income difficult. The risks and uncertainties involved in our businesses could affect the matters referred to in such statements and it is possible that our actual results may differ materially from the anticipated results indicated in these forward looking statements. Important factors that could cause actual results to differ from those in the forward-looking statements include, but are not limited to:

•	our ability to meet our financial obligations;
•	the relative success of marketing and advertising;
•	the continued attractiveness of our products;
•	competition;
•	adverse results in litigation and regulatory matters, more aggressive enforcement of existing legislation or regulations, a change in the interpretation of existing legislation or regulations, or promulgation of new or enhanced legislation or regulations;
•	general economic and business conditions; and
•	other risks described herein.

ITEM 3.  DESCRIPTION OF PROPERTY

We have leased a corporate office consisting of approximately 1,729 square feet of office space located at 2770 University Drive, Coral Springs, Florida 33065 for a five-year term expiring in January 2013, with a five year renewal option. The monthly rent expense in the Florida office is $3,464. We have leased an office in China consisting of approximately 1,337 square feet located at 726 W. Yuan Road, No. 5D, Shanghai City. The China lease expires in May 2012. We currently pay $2,443 per month for the China lease.

The Company believes these facilities are adequate to meet our current and future operating needs.

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ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of January 13, 2012, the number and percentage of the outstanding shares of common stock which were beneficially owned by (i) each person who is currently a director, (ii) each executive officer, (iii) all current directors and executive officers as a group, and (iv) each person who, to our knowledge, is the beneficial owner of 5% or more of the outstanding common stock. Applicable percentage ownership is based on 189,666,000 shares of common stock outstanding as January 13, 2012. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities.

Name and Address (1)	Number of Shares Beneficially Owned	Percentage of Outstanding Shares Owned

Larry Hunt	60,000,000	31.6%
Richard Young (2)	1,000,000	*
Stewart H. Ashton, Jr.	1,000,000	*
J. Miller Trust (3)	22,000,000	11.6%
Illusion Inc. (4)	26,000,000	13.7%
Sinclair Company, LLC (5)	26,000,000	13.7%
All directors and executive officers as a group (3 persons)	62,000,000	32.7%

*less than one percent

(1) Except as otherwise indicated, the address of each beneficial owner is c/o Enviro Fuels Manufacturing, Inc., 2770 University Drive, Coral Springs, Florida 33065.

(2) Includes 1,000,000 shares of common stock held in the name of the Young Family Trust, a trust of which Mr. Young is a trustee.  The address for the Young Family Trust is P.O. Box 427, Inez, KY 41224.  The natural person with voting power and investment power on behalf of the Young Family Trust is Richard Young.

(3) The address for the J. Miller Trust is 1876 Monte Carlo Way, Coral Springs, Florida.  The natural person with voting power and investment power on behalf of the J. Miller Trust is Linda Miller.

(4) The address for Illusion, Inc. is 676 West Prospect Road, Ft. Lauderdale, Florida. The natural person with voting power and investment power on behalf of Illusion, Inc. is Joel Marcus. Includes 11,000,000 shares of common stock held by Sinclair Company, LLC, of which Ann Marie Potter Marcus, Mr. Marcus’s wife, has voting and investment control over.

(5) The address for Sinclair Company, LLC is 2655 Collins Avenue, #1603, Miami Beach, Florida 33140.  The natural person with voting power and investment power on behalf of the Sinclair Company, LLC is Ann Marie Potter Marcus. Includes 15,000,000 shares of common stock held by Illusion, Inc., of which Joel Marcus, Mrs. Marcus’s husband, has voting and investment control over.

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ITEM 5.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and officers

As of January 27, 2012, the executive officer and directors of the Company were as follows:

Name	Age	Positions and Offices with the Registrant
Larry Hunt	68	Chairman, President & Director
Richard Young	65	Director
Stewart H. Ashton, Jr.	56	Director

Larry Hunt. Mr. Hunt founded the Company in 2007 and currently serves as our President and a director of the Company. He has over forty years of experience in the coal industry. From 1963 to 2007, Mr. Hunt served in various executive management positions with Hannah Energy, Inc. Since 1963, Mr. Hunt has also owned and operated a number of coal mines, giving him expertise in all facets of the coal industry, including coal mining, transportation, sales and marketing, as well as coal technologies and processing. In 2002, Mr. Hunt was issued a patent, that he subsequently sold to Clean Coal Technologies, Inc. (Symbol: CCTC), which patent is designed to utilize controlled heat to extract and capture pollutants and moisture from low-rank coal, transforming it into a clean-burning, more energy-efficient fuel, prior to combustion. From 1999 to 2001, Mr. Hunt was the chief executive officer of HMM Technology, a company which held developed transdermal technologies related to the medical industry.

Richard Young.  Mr. Young has been a director of the Company since 2008. From 1999 to 2008, Mr. Young served as a manager for Dinamite Auto Sales. Mr. Young has experience in real estate development, home construction and coal mine management and development. Prior to joining the Company, he served as President and Chief Executive Officer of Alma Energy, Executive Vice President of Hannah Energy and President and Chief Executive Officer of Kentucky Cable TV. Additionally, he has served as a consultant for several coal and gas firms, as well as serving as Mayor of the City of Inez, KY. Mr. Young earned a BA in Business, Economics and Sociology from Morehead State University, Morehead, Kentucky (1968).

Stewart H. Ashton, Jr. Mr. Ashton has been a director of the Company since 2008. Mr. Ashton is an experienced sales and marketing executive with long time ties to the coal industry. From 2000 to 2008, he was President and General Partner of New River Energy Resources, LLC, a company engaged in coal sales, transportation of coal and the processing of stoker/steam coal. His background is in industrial sales, exporting and contract sales negotiating with Fortune 500 and utility companies. From 1976 to 1999, Mr. Ashton was an owner/partner in Smith Coal Processing, Manchester, Kentucky.  From 1978 to 1979, he also served as Vice-president of Sales for New River Fuel Company, Middlesboro, Kentucky.  From 1975 to 1977, Mr. Ashton worked in coal sales and coal mining with several Kentucky coal companies.

Family Relationships

There are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.     any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.     any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

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3.     being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.     being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee of the Board; Audit Committee Financial Expert

Our board of directors does not have a separate audit committee, however, we are not currently required to have such a committee. The functions ordinarily handled by an audit committee are currently handled by our entire board of directors. Our board of directors intends, however, to review our governance structure and institute board committees as necessary and advisable in the future, to facilitate the management of our business.

Our board of directors has also determined that it does not have a member of the board that qualifies as an “audit committee financial expert” as defined in the rules and regulations of the Securities and Exchange Commission, and is “independent” as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules. We believe that the members of our board of directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. However, we are considering appointing an independent qualified financial expert to our board of directors in order to strengthen and improve its internal disclosure controls and procedures.

Nominating Committee

We do not have a formal Nominating Committee, however, our entire board of directors acts in this capacity.

Compensation Committee

We do not have a formal Compensation Committee, however, our entire board of directors acts in this capacity.

Director Independence

Our board of directors has determined that it currently has two members who qualify as “independent” as the term is used in Item 407 of Regulation S-K as promulgated by the Securities and Exchange Commission and as that term is defined under NASDAQ Rule 4200(a)(15). The independent directors are Richard Young and Stewart H. Ashton, Jr.

Compliance with Section 16(a) of the Exchange Act

The Company does not currently have a class of equity securities registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934. Accordingly, its directors, executive officers and 10% or greater equity holders are not required to make filings under Section 16(a) of the Exchange Act.

Code of Ethics

We intend to adopt a Code of Ethics applicable to all of our employees and directors.

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ITEM 6.  EXECUTIVE COMPENSATION

Executive Compensation

The following table sets forth all compensation paid to our principal executive officer and the other executive officers who earned more than $100,000 per year during each of the years ended December 31, 2010, 2009 and 2008. We refer to these individuals as our “named executive officers.”

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Larry Hunt, President and Chairman of the Board	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2009	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2008	-0-	-0-	-0-	-0-	-0-	-0-	-0-

 Employment Agreements with Named Executive Officers

We currently do not have employment agreements with any of our executive officers.

Termination of Employment, Change in Control or Change in Responsibilities of Named Executive Officers

There are no compensatory plans or arrangements with any named executive officer (including payments to be received from Enviro Fuels), which result or will result from the resignation, retirement or any other termination of employment of such named executive officer or from a change of control of Enviro Fuels or any subsidiary or any change in such named executive officer’s responsibilities following a change in control.

There were no individual grants of stock options made during the year ended December 31, 2010 to our Chief Executive Officer and our other most highly compensated executive officer whose total compensation during the year ended December 31, 2010.

Grant of Plan Based Awards

Name and Principal Position	Grant Date	All other Option Awards- Numbers of Securities Underlying Options (#)	Exercise or Base price of Option Awards ($/sh)	Grant Date fair Value of Stock Option Awards ($)
Larry Hunt, President, and Chairman of the Board	N/A	N/A	N/A	N/A

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Outstanding equity awards at fiscal year-end

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price	Option expiration date
Larry Hunt President and Chairman of the Board	-	-	-	-

 Compensation of Directors:

We did not provide any compensation the members of our board of directors for their service on our board of directors for the year ended December 31, 2010.

Compensation Committee Interlocks

Not Applicable.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The Company paid consulting services to one of its stockholders/affiliates of $16,200 in 2010, $6,500 in 2009 and a total of $27,700 since the inception of the Company. The Company paid consulting fees to two of its Directors amounting to $2,500 in 2010 and a total of $16,500 since inception.

Between January 1, 2010 and December 31, 2010, Illusion, Inc., Sinclair Company LLC and Larry Hunt, founders/stockholders contributed a total of $880,710 in additional paid-in capital for the Company to meet its working capital needs pursuant to their agreement to provide funding to the Company.

Between January 1, 2008 and December 31, 2010, Larry Hunt, founder/stockholder contributed $336,707 as additional paid-in capital to the Company’s subsidiary for its working capital needs.

Between January 1, 2011 and September 30, 2011, Illusion, Inc., Sinclair Company LLC and Larry Hunt, founders/stockholders contributed $284,527 in additional paid-in capital for the Company to meet its working capital needs pursuant to their agreement to provide funding to the Company.

A United States patent was issued to Larry Hunt, the Company’s President and a director, and Henry Schur, a stockholder (the inventors), on August 30, 2011 for the high efficiency combustion stove. The patent was assigned to the Company.

ITEM 8.   LEGAL PROCEEDINGS

The Company is not a party to any material legal proceedings.

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ITEM 9.  MARKET PRICE OF, AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Securities

There is currently no public trading market for our common stock. As of the date of this prospectus, there are (i) no shares of common stock subject to outstanding options or warrants to purchase, or other securities convertible into, our common stock; (ii) no shares of common stock that could be sold pursuant to Rule 144 under the Securities Act; and (iii) no shares that are being, or have been proposed to be, publicly offered by us, the offering of which could have a material effect on the market price of our common stock.

We intend to find a market maker to make an application on our behalf to FINRA for our shares to be quoted on the OTC Bulletin Board. The application will consist of current corporate information, financial statements and other documents as required by Rule 15c2-11 under the Securities Exchange Act. Inclusion on the OTC Bulletin Board will permit price quotations for our shares to be published by such service.

Although we intend to have our application submitted to the OTC Bulletin Board by a market maker subsequent to the filing of this registration statement, there can be no assurance that the application will be accepted or that the shares will be traded on the OTC Bulletin Board.

If our shares are quoted for trading on the OTC Bulletin Board, secondary trading of our shares may be subject to certain state imposed restrictions. Except for the application to the OTC Bulletin Board, there are no plans, proposals, arrangements or understandings with any person concerning the development of a trading market in any of our securities.

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, we have no plans to register our securities in any particular state. Further, our shares may be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the "penny stock" rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

The SEC generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the SEC; authorized for quotation on The NASDAQ Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the issuer's net tangible assets; or exempted from the definition by the SEC. Broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally persons with assets in excess of $1,000,000, exclusive of their primary residence, or annual income exceeding $200,000 by an individual, or $300,000 together with his or her spouse), are subject to additional sales practice requirements.

For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent to clients disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock and may affect the ability of stockholders to sell their shares.

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We have not previously registered shares of our common stock on a registration statement under the Securities Act. Shares sold pursuant to exemptions from registration are deemed to be “restricted” securities as defined by the Securities Act. As of January 12, 2012, all of the 189,666,000 shares outstanding are restricted securities and can only be sold or otherwise transferred pursuant to a registration statement under the Securities Act or pursuant to an available exemption from registration. Of such restricted shares, 110,000,000 (58.0%) shares are held by affiliates (directors, officers and 10% holders), with the balance of 79,666,000 (42.0%) shares being held by non-affiliates.

The 79,666,000 restricted shares held by non-affiliates will only become eligible for trading if the shares are registered or if an exemption from such registration is available.  If such shares are registered or an exemption is available, the shares, while not technically “unrestricted”, may be sold, transferred or otherwise traded in the public market without restriction, unless acquired by an affiliate or controlling stockholder of the Company. The exemption most commonly relied upon for resales of restricted securities from the registration requirements has been based on the provisions of Rule 144 of the Securities Act of 1933, as amended. Rule 144 will be available for those shares held for more than one year immediately upon the company becoming a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Shares of our common stock held for more than 6 months but less than one year will not be available for resale pursuant to Rule 144 until the Company has been subject to the reporting requirements of the Exchange Act for a minimum of 90 days from the date that the Company becomes subject to the reporting requirements of the Exchange Act, provided the Company remains current in its continuing filing obligations.

In general, under Rule 144 as currently in effect, once we have been a reporting company subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for 90 days, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

Once we have been a reporting company subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for 90 days, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock during the four calendar weeks preceding the filing of notice of the sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Holders

As of the date of this registration statement there were approximately 83 stockholders of record of our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock and are not planning to do so in the foreseeable future. The payment by us of dividends, if any, in the future rests within the discretion of our board of directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors.

- 22

Equity Compensation Plan Information

The table below sets forth certain information as of the Company's year ended December 31, 2010 regarding the shares of the Company's common stock available for grant or granted under stock option plans that (i) were adopted by the Company's stockholders and (ii) were not adopted by the Company's stockholders.

Number of securities
remaining available
	Number of securities		for future issuance
	to be issued upon	Weighted-average	under equity
	exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in 1st column )

Equity Compensation Plans approved by securityholders	-	-	-

Equity Compensation Plans not approved by securityholders	-	-	-

Total	0	-	0

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

All of the issuances of the Company’s common stock described below were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

The Company was incorporated on October 9, 2007 with 100,000,000 shares of common stock authorized with a $0.001 par value. Subsequently in 2008, the Company amended its articles to increase its common stock authorized to 300,000,000 shares then again to 900,000,000 in 2010.

On October 9, 2007, 8,000,000 founder common shares were issued at par value of $0.001. These founder shares were recorded at par value of $0.001 and charged to founder expense amounting to $8,000.

In the fourth quarter of 2007, 55,510,000 founders shares were sold for $216,466 and 8,000,000 founders shares were issuable for an additional $25,000 received.

In January through March 2008, an additional 29,790,000 founder common shares were issued at a par value of $0.001. A charge was recorded to founder expense amounting to $29,790 for the remainder of the shares issued. In return for cash received in 2007, 8,000,000 common shares were issued. In January 2008, 22,000,000 founders shares were sold for $179,514.

In January 2008, the Company issued 100,000 shares of common stock for $50,000 and 25,000 shares of common stock for services recorded at $0.50 per share amounting to $12,500.

In March through May 2008, the Company issued 785,500 shares of common stock for $392,751 and 200,000 shares of common stock were issued for consulting services, recorded at $0.50 per share and amounting to $100,000.

Also in May 2008, the Company issued 35,000 shares of common stock at a price of $0.64 per share, 35,000 shares of common stock at $0.93 per share and 100,000 shares of common stock at $1.00 per share for a total of $155,000.

In June 2008, the Company issued 100,000 shares of common stock at $.10 per share for a total value of $10,000.

- 23

In August 2008, in settlement of a dispute with a stockholder, the Company issued 5,000,000 shares of common stock and recorded a $500,000 settlement expense based on the latest price shares were sold.

Two of the founders contributed additional paid-in capital of $624,377, of which $272,632 was sent directly to the Company’s subsidiary in order to meet current working capital needs.

In February 2009, the Company issued 250,000 shares of common stock at $0.10 per share for a total of $25,000. In March 2009, the Company issued 140,000 shares of common stock at $0.36 per share for a total of $50,000 and 10,000 shares of common stock at $0.50 per share for a total of $5,000. The Company also issued 500 shares of Common stock for services rendered with a value of $250.

In April 2009, the Company issued 350,000 shares at $0.06 per share in exchange for $20,000.

In May 2009, the Company issued 16,000,000 shares of common stock to three founders/stockholders or affiliated companies controlled by the three founders/stockholders, in exchange for a commitment to fund the Company’s future working capital requirements. There is no guarantee or any specific amount that is to be funded or any timeline for when the funding is to occur. The Company recorded a corresponding commitment fee expense in 2009 of $914,286.

In May 2009, the Company issued 4,500,000 shares of common stock valued at $0.13 per share in settlement of claims and recorded a corresponding settlement expense of $562,500. In May 2009, the Company issued 500,000 shares of common stock at $0.13 per share for consulting services related to the raising of capital. In May 2009, the Company issued 200,000 shares of common stock at $0.13 per share for $25,000.

In October 2009, the Company issued 300,000 shares of common stock amounting to $37,500 for consulting services and issued 60,000 shares of common stock at $0.50 per share for $30,000. In November 2009, the Company issued 10,550,000 shares of common stock in settlement of claims against the Company recording a settlement expense of $5,175,000. Also two founders/stockholders contributed additional paid-in capital of $185,978, of which $41,346 was paid directly to the Company’s subsidiary, in order to meet working capital needs.

In January through September 2010, the Company issued 12,150,000 shares of common stock and recorded $6,075,000 of consulting expenses, consisting of fundraising and promotional services to promote the Company and its proprietary stove technology in the United States and around the world, specifically in areas such as Africa, Brazil and Haiti. Also two founders/stockholders of the Company contributed additional paid-in capital of $869,547 in 2010 in order to meet the working capital requirements of the Company.

In January 2011, the Company issued 9,000,000 shares of its common stock at $.50 per share for fundraising and promotional services provided to the Company.

In June 2011, an investor who was issued shares in 2010 for services provided to the Company contacted the Company and claimed that he is owed additional shares of stock. In addition, the investor claims that he is owed amounts exceeding $250,000 for a monthly retainer (20 months) as well as reimbursable expenses. Management strongly denies that any additional shares of stock or funds are due to this investor.

In October 2011, the Company entered into a legal services agreement with Jody R. Samuels, Esq., pursuant to which Mr. Samuels was issued an aggregate of 3,000,000 shares of the Company’s common stock.

In October 2011, the Company and Aware Capital Consultants, Inc. entered into a consulting agreement, pursuant to which Aware has agreed to provide certain consulting services to the Company in exchange for the issuance of an aggregate of 3,000,000 shares of the Company’s common stock.

In October 2011, the Company and Phoenix Worldwide Inc. entered into a consulting agreement, pursuant to which Phoenix has agreed to provide certain consulting services to the Company in exchange for the issuance of an aggregate of 3,000,000 shares of the Company’s common stock.

- 24

ITEM 11.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Common stock

We are authorized to issue 900,000,000 shares of common stock, par value $0.001 per share. As of January27, 2012, we had 189,666,000 shares of common stock issued and outstanding and 83 stockholders of record of our common stock.

The holders of the shares of our common stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our board of directors and are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock upon the liquidation, dissolution or winding up of the affairs of the Company. Holders of shares of common stock do not have preemptive, subscription or conversion rights.

Holders of shares of common stock are entitled to one vote per share on all matters which stockholders are entitled to vote upon at all meetings of stockholders. The holders of shares of common stock do not have cumulative voting rights, which mean that the holders of more than 50% of our outstanding voting securities can elect all of the directors of the Company.

The payment by us of dividends, if any, in the future rests within the discretion of our board of directors and will depend, among other things, upon the Company's earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and we do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Bylaws provide that we will indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such in connection with such action, suit or proceeding if that person (i) is not liable under Section 78.138 of the Nevada Revised Statutes ("NRS") or (ii) acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had not reasonable cause to believe the person's conduct was illegal. In addition, pursuant to NRS 78.751 and our bylaws, discretionary indemnification may be authorized by the stockholders, a majority vote of a quorum of disinterested directors, or by legal opinion of counsel, if no quorum of disinterested directors can be obtained or if so directed by a quorum of disinterested directors.

Section 78.138 of the NRS provides that, with certain specified exceptions, or unless the articles of incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the Registrant or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of the law. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere of its equivalent will not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Registrant, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

- 25

The indemnification provisions in the bylaws and the indemnification agreements which we may enter into with our directors and officers may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act. However, insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us for expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements of Enviro Fuels Manufacturing, Inc. appear at the end of this report beginning with the Index to Financial Statements on page F-1.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15.   FINANCIAL STATEMENTS AND EXHIBITS.

(a)	List of all financial statements filed as part of the registration statement.

Report of Independent Registered Public Accountants	F-2
Consolidated Balance sheets As of December 31, 2010 and December 31, 2009	F-3
Consolidated Statements of Operations for the years ended December 31, 2010 and 2009 and the period from October 9, 2007 (date of inception) through December 31, 2010	F-4
Consolidated Statements Changes in Stockholders' Deficit for the period from October 9, 2007 (date of inception) through December 31, 2010	F-5
Consolidated Statements of Cash Flows for the years ended December 26, 2010 and 2009 and the period from October 9, 2007 (date of inception) through December 31, 2010	F-7
Notes to Consolidated Financial Statements	F-8
Condensed Consolidated Balance Sheets as of September 30, 2011(unaudited) and December 31, 2010	F-18
Condensed Consolidated Statements of Operations (unaudited) for the nine months ended September 30, 2011 and 2010 and the period from October 9, 2007 (date of inception) through September 30, 2011	F-19
Condensed Consolidated Statements of Cash Flows (unaudited) for the nine months ended September 30, 2011 and 2010 and the period from October 9, 2007 (date of inception) through September 30, 2011	F-20
Notes to Condensed Consolidated Financial Statements (unaudited)	F-21

(b)	Exhibits

The following documents are included as exhibits to this report.

Exhibit No.	Title of Document

3.1	Articles of Incorporation*

3.2	Amendment to Articles of Incorporation*

3.3	By-Laws*

*To be filed by Amendment

- 26

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ENVIRO FUELS MANUFACTURING, INC.

Dated: January 30, 2012	By:	/s/ Larry Hunt
Larry Hunt, President and Director

In accordance with the Exchange Act, This report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Larry Hunt	President and Chairman	January 30, 2012

Larry Hunt

/s/ Richard Young	Director	January 30, 2012

Richard Young

/s/ Stewart H. Ashton, Jr.	Director	January 30, 2012

Stewart H. Ashton, Jr.

- 27

ENVIRO FUELS MANUFACTURING, INC.

Consolidated Financial Statements as of and for the

Years Ended December 31, 2010 and 2009

and for the Period from

October 9, 2007 (Inception)

to December 31, 2010

Enviro Fuels Manufacturing, Inc.

(A Development Stage Enterprise)

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accountants	F-2
Consolidated Balance sheets As of December 31, 2010 and December 31, 2009	F-3
Consolidated Statements of Operations for the years ended December 31, 2010 and 2009 and the period from October 9, 2007 (date of inception) through December 31, 2010	F-4
Consolidated Statements Changes in Stockholders' Deficit for the period from October 9, 2007 (date of inception) through December 31, 2010	F-5
Consolidated Statements of Cash Flows for the years ended December 26, 2010 and 2009 and the period from October 9, 2007 (date of inception) through December 31, 2010	F-7
Notes to Consolidated Financial Statements	F-8
Condensed Consolidated Balance Sheets as of September 30, 2011(unaudited) and December 31, 2010	F-18
Condensed Consolidated Statements of Operations (unaudited) for the nine months ended September 30, 2011 and 2010 and the period from October 9, 2007 (date of inception) through September 30, 2011	F-19
Condensed Consolidated Statements of Cash Flows (unaudited) for the nine months ended September 30, 2011 and 2010 and the period from October 9, 2007 (date of inception) through September 30, 2011	F-20
Notes to Condensed Consolidated Financial Statements (unaudited)	F-21

LJ Soldinger Associates

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Enviro Fuel Manufacturing, Inc.

Ft. Lauderdale, Florida

We have audited the accompanying consolidated balance sheets of Enviro Fuel Manufacturing, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years then ended and the period from October 9, 2007 (inception) through December 31, 2010. Enviro Fuel Manufacturing, Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Enviro Fuel Manufacturing, Inc. as of December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the years then ended and the period from October 9, 2007 (inception) through December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

/s/ LJ Soldinger Associates

Deer Park, Illinois

October 20, 2011

F-2

Enviro Fuels Manufacturing, Inc.

(A Development Stage Enterprise)

Consolidated Balance Sheets

	December 31,
	2010	2009
ASSETS

Current assets
Cash	$150,468	$211,610
Restricted cash	125,000	125,000

Total current assets	275,468	336,610

Property and equipment net	112,452	164,604

Other assets
Patent costs	15,274	15,274
Rent security deposits	41,368	41,368

Total other assets	56,642	56,642

Total assets	$444,562	$557,856

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accrued expense	$379,265	$287,140

Total current liabilities	379,265	287,140

Commitments and contingencies (Note 4)

Stockholders’ equity
Common stock, par value $0.001; 900,000,000 authorized; 174,691,000 and 162,541,000 shares issued and outstanding at December 31, 2010 and 2009, respectively	174,691	162,541
Additional paid-in capital	16,169,774	9,237,377

Deficit accumulated during the development stage	(16,279,168)	(9,129,202)

Total stockholders’ equity	65,297	270,716

Total liabilities and stockholders’ equity	$444,562	$557,856

The accompanying notes are an integral part of these financial statements.

F-3

Enviro Fuels Manufacturing, Inc.

(A Development Stage Enterprise)

Consolidated Statements of Operations

			From
	Year Ended		October 9, 2007
	December 31,		(inception) through
	2010	2009	December 31, 2010
Operating Expenses:
Consulting	$6,130,475	$131,318	$6,338,779
Consulting – related party	18,700	6,500	44,200
Settlement expense	-	5,737,500	6,237,500
Commitment fees – related parties	-	914,286	914,286
Founder expenses	-	-	123,300
Research and development	134,385	24,296	206,997
General and administrative	811,597	564,993	2,258,379
Depreciation expense	55,443	53,859	158,262

Total operating expenses	7,150,600	7,432,752	16,281,703

Other income
Interest income	634	1,050	2,535

Total other income	634	1,050	2,535

Net loss	$(7,149,966)	$(7,431,702)	$(16,279,168)

Basic and diluted net loss per share	$(.04)	$(.05)

Weighted average number of common shares outstanding basic and diluted	172,817,575	145,921,805

The accompanying notes are an integral part of these financial statements.

F-4

Enviro Fuels Manufacturing, Inc.

(A Development Stage Enterprise)

Consolidated Statements of Changes in Stockholders’ Equity

October 9, 2007 (Inception) Through December 31, 2010

				Deficit
				Accumulated
			Additional	During the	Total
			Paid-in	Development	Stockholders’
	Shares	Par Value	Capital	Stage	Equity

Founder shares issued October 2007 at par value of $.001	8,000,000	8,000			8,000
Founder shares sold December 2007 at $.0035 per share	52,000,000	52,000	134,466		186,466
Founder shares sold December 2007 at $.0085 per share	3,510,000	3,510	26,490		30,000
Founder shares sold December 2007 at $.0031 per share issued in 2008			25,000		25,000
Total net loss				(110,130)	(110,130)

Balance, December 31, 2007	63,510,000	63,510	185,956	(110,130)	139,336

Founder shares issued January 2008 through March 2008 at par value of $.001	29,790,000	29,790			29,790
Founder shares sold December 2007 issued in 2008	8,000,000	8,000	(8,000)		-
Founder shares sold January 2008 at $.0081 per share	22,000,000	22,000	157,514		179,514
Shares sold in January 2008 at $.50 per share	100,000	100	49,900		50,000
Shares issued for services provided in January 2008 at $.50 per share	25,000	25	12,475		12,500
Shares sold March 2008 through May 2008 at $.50 per share	320,000	320	159,681		160,001
Shares sold March 2008 and issued in 2009 at $.50 per share	465,500	466	232,284		232,750
Shares issued for services provided in May 2008 at $.50 per share	200,000	200	99,800		100,000
Shares sold in May 2008 at $.64 per share	35,000	35	22,465		22,500
Shares sold in May 2008 at $.93 per share	35,000	35	32,465		32,500
Shares sold in May 2008 at $1.00 per share	100,000	100	99,900		100,000
Shares sold in June 2008 at $.10 per share	100,000	100	9,900		10,000
Shares issued for settlement of claims in August 2008 at $.10 per share	5,000,000	5,000	495,000		500,000
Contributed capital by founders/stockholders			351,745		351,745
Additional capital contributed by founder/stockholder for subsidiary			272,632		272,632
Net loss				(1,587,370)	(1,587,370)

Balance, December 31, 2008	129,680,500	129,681	2,173,717	(1,697,500)	605,898

The accompanying notes are an integral part of these financial statements.

F-5

Enviro Fuels Manufacturing, Inc.

(A Development Stage Enterprise)

Consolidated Statements of Changes in Stockholders’ Equity

October 9, 2007 (Inception) Through December 31, 2010

				Deficit
				Accumulated
			Additional	During the	Total
			Paid-in	Development	Stockholders’
	Shares	Par Value	Capital	Stage	Equity

Shares sold in February 2009 at $.10 per share	250,000	250	24,750		25,000
Shares sold in March 2009 at $.36 per share	140,000	140	49,860		50,000
Shares sold in March 2009 at $.50 per share	10,000	10	4,990		5,000
Shares issued for services provided in March 2009 at $.50 per share	500		250		250
Shares sold in April 2009 at $.06 per share	350,000	350	19,650		20,000
Shares issued for commitment to fund the Company as needed in April 2009 at $.06 per share	16,000,000	16,000	898,286		914,286
Shares issued for settlement of claims in May 2009 at $.13 per share	4,500,000	4,500	558,000		562,500
Shares issued for services provided in May 2009 at $.13 per share	500,000	500	64,500		65,000
Shares sold in May 2009 at $.13 per share	200,000	200	24,800		25,000
Shares issued for services provided in October 2009 at $.13 per share	300,000	300	37,200		37,500
Shares sold in November 2009 at $.50 per share	60,000	60	29,940		30,000
Shares issued for settlement of claims in November 2009 at $.50 per share	10,550,000	10,550	5,164,450		5,175,000
Contributed capital by founders/stockholders			144,632		144,632
Additional capital contributed by founder/stockholder for subsidiary			42,352		42,352
Net loss				(7,431,702)	(7,431,702)

Balance, December 31, 2009	162,541,000	162,541	9,237,377	(9,129,202)	270,716

Shares issued for services provided in January 2010 through September 2010 at $.50 per share	12,150,000	12,150	6,062,850		6,075,000
Contributed capital			869,547		869,547
Net loss				(7,149,966)	(7,149,966)

Balance, December 31, 2010	174,691,000	174,691	16,169,774	(16,279,168)	65,297

The accompanying notes are an integral part of these financial statements.

F-6

Enviro Fuels Manufacturing, Inc.

(A Development Stage Enterprise)

Consolidated Statements of Cash Flows

			From
	Year Ended		October 9, 2007
	December 31,		(inception) through
	2010	2009	December 31, 2010
Cash flows from operating activities:
Net loss	$(7,149,966)	$(7,431,702)	$(16,279,168)
Adjustment to reconcile net cash used in operating activities:
Shares issued for settlement	-	5,737,500	6,237,500
Shares issued for commitment – related party	-	914,286	914,286
Shares issued to Founders	-	-	37,791
Depreciation	55,443	53,859	158,262
Shares issued in exchange for services	6,075,000	102,751	6,290,251
Changes in operating assets and liabilities:
Restricted cash	-	25,040	(125,000)
Security deposits	-	-	(41,368)
Other liabilities	92,126	117,627	379,265
Net cash used in operating activities	(927,397)	(480,639)	(2,428,181)

Cash flows from investing activities:
Purchase of property and equipment	(3,291)	(5,357)	(270,714)
Increase in patent cost	-	(312)	(15,274)
Net cash used in investing activities	(3,291)	(5,669)	(285,988)

Cash flows from financing activities:
Proceeds of stock sales	-	155,000	761,514
Capital contributions	869,546	186,984	2,103,123
Net cash provided by financing activities	869,546	341,984	2,864,637

Net increase (decrease) in cash	(61,142)	(144,324)	150,468

Cash balance, beginning of the period	211,610	355,934	-

Cash balance, end of the period	$150,468	$211,610	$150,468

Supplemental disclosures:
Cash paid for interest	-	-	-
Cash paid for income taxes	-	-	-

The accompanying notes are an integral part of these financial statements.

F-7

Enviro Fuels Manufacturing, Inc.

(A Development Stage Enterprise)

Notes to Consolidated Financial Statements

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Enviro Fuel Manufacturing, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on October 9, 2007 for the purpose of (i) commercializing its proprietary stove technology in order to provide an economic means for food preparation in locations without the infrastructure needed to provide sufficient or economical energy for food preparation, or (ii) to carry on any other lawful business for which a corporation may be incorporated under the laws of the State of Nevada.

Consolidation

The consolidated financial statements included herewith include the accounts of the Company and Enviro Fuels Trading Co. Ltd., its Chinese wholly-owned subsidiary. All significant inter-company balances and transactions have been eliminated in consolidation. The subsidiary was incorporated in June of 2008 and has maintained minimum operating activity.

Foreign Currency Transactions

The U.S. dollar is the functional currency for our Company. A change in exchange rates between the functional currency and the currency in which a transaction is denominated increases or decreases the expected amount of functional currency cash flows upon settlement of the transaction. That increase or decrease in expected functional currency cash flows is a foreign currency transaction gain or loss.

A transaction gain or loss (measured from the transaction date or the most recent intervening balance sheet date, whichever is later) realized upon settlement of a foreign currency transaction is included in determining net income (loss) for the period in which the transaction is settled.

Development Stage Enterprise

The Company has limited operating history upon which to base an evaluation of our current business and future prospects and has yet to commercialize on its technology. The Company will continue to be considered to be in a development stage until it has begun significant operations and is generating significant revenues. To date, the Company’s business activities during its development stage consist mainly of corporate formation, technology development, and raising capital.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure on contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates in 2010 and 2009 and from inception through December 31, 2010 include valuation of stock issued for services.

F-8

Enviro Fuels Manufacturing, Inc.

(A Development Stage Enterprise)

Notes to Consolidated Financial Statements

Fair Value of Financial Instruments

The fair value of cash and cash equivalents, and current liabilities approximates carrying value due to the short maturity and/or recent issuance of such instruments.

Cash and Cash Equivalents

The Company considers all short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents.

In August 2007, the Company applied for and was approved to function as an enterprise with foreign investment in China. The registration required an initial deposit of $150,000 into a specially designated Chinese bank account. Chinese laws place a restriction on the funded deposit as to the usage of the funds while the Company is operating. Such funds are limited to be used/consumed in the business operations within China for Chinese expenses and only the remaining funds, after the payment of all obligations, can be remitted abroad upon the liquidation of the enterprise. The Company had restricted cash in the amount of $125,000 denominated in USD held in a Chinese bank as of December 31, 2010 and 2009.

According to U.S generally accepted accounting principles, this restricted cash is separately disclosed on the face of the balance sheet and is not included in cash and cash equivalents in the statement of cash flows.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation and are depreciated over the estimated useful lives of the assets. Cost associated with repair and maintenance are expensed as incurred. Cost associated with improvements which extend the life, increase the capacity or improve the efficiency of our property and equipment are capitalized and depreciated over the remaining life of the related asset. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are 5 years for furniture and equipment and the lease term of 5 years for leasehold improvements.

Impairment of Long-Lived Assets

The Company follows FASB ASC Topic 360 “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Statement requires that long-lived assets, liabilities and certain identifiable intangibles to be held and used by the entity be reviewed for impairment whenever events of changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Long-lived assets of the Company consist primarily of property and equipment and patent costs. If there are indications of impairment, such as current operating losses, the Company will evaluate whether impairment exists on the basis of undiscounted expected future cash flows. If impairment exists, the carrying amount of the long-lived asset is reduced to its estimated fair value.

F-9

Enviro Fuels Manufacturing, Inc.

(A Development Stage Enterprise)

Notes to Consolidated Financial Statements

Research and Development and Patent Costs

The cost of internally developing intangible assets that are not specifically identifiable, that have indeterminate lives, or that are inherent in a continuing business and related to the Company as a whole are expensed as incurred. Research and development costs are expensed pursuant to the requirements of FASB ASC Topic 730, “Research and Development”. The costs of internally developing other intangible assets, such as those that are specifically identifiable, are also expensed as incurred, unless a specific accounting pronouncement calls for capitalization of the costs. However, legal fees and similar costs relating to patents, copyrights, and trademarks are capitalized. During the year ended December 31, 2010 and 2009, $134,385 and $24,296, respectively, was expensed as research and development costs. Patent costs will be amortized over the twenty year life beginning in 2011 from the date the patent is granted.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, products or services have been delivered, the sales price is fixed or determinable, and collectibility is reasonably assured. The Company has not generated any revenues through December 31, 2010.

Stock-Based Compensation

The Company follows the guidance of FASB ASC Topic 718, “Compensation – Stock Compensation.” Topic 718 requires the fair value of all stock-based employees or non-employees and requires the share-base payments be reflected as an expense based upon the issue date fair value of those awards. The value of goods and services received is the fair value of the shares issued.

Advertising Costs

The Company expenses advertising expense as incurred and is included in general and administrative expense. Advertising costs amounted to $516 and $1,152 in 2010 and 2009, respectively.

Income Tax

The Company accounts for income taxes in accordance with FASB ASC Topic 740, “Income Taxes.” Income tax expense is recognized for the amount of (i) taxes payable or refundable for the current year, and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. The deferred tax assets and liabilities represent future tax return consequences of those differences which will either be deductible or taxable when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if, based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized. A liability (including interest if applicable) is established in the financial statements to the extent a current benefit has been recognized on a tax return for matters that are considered contingent upon the outcome of an uncertain tax position. Applicable interest is included as a component of income tax expense and income taxes payables.

F-10

Enviro Fuels Manufacturing, Inc.

(A Development Stage Enterprise)

Notes to Consolidated Financial Statements

Earnings Per Share

Basic net earnings (loss) per common share is computed by dividing net earnings (loss) applicable to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net earnings (loss) per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options. In periods where losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive. At December 31, 2010 and 2009, there were no dilutive securities outstanding that may dilute future earnings per share.

Segments

The Company follows FASB ASC Topic 280, "Disclosures about Segments of an Enterprise and Related Information." During 2010 and 2009, the Company only operated in one segment; therefore, segment information has not been presented. However, the Company operates in two geographic locations and has provided certain financial information about the two locations.

Recently Issued Accounting Pronouncements

In April 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-13, “Compensation—Stock Compensation (Topic 718)—Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades.” ASU 2010-13 provides amendments to Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in ASU 2010-13 are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The Company expects the adoption of this standard will not have a material effect on its results of operation or its financial position.

In February 2010, the FASB issued ASU 2010-09, “Subsequent Events (Topic 855)—Amendments to Certain Recognition and Disclosure Requirements.” The amendments in the ASU remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP. The FASB also clarified that if the financial statements have been revised, then an entity that is not an SEC filer should disclose both the date that the financial statements were issued or available to be issued and the date the revised financial statements were issued or available to be issued. The FASB believes these amendments remove potential conflicts with the SEC’s literature. The Company will adopt ASU 2010-09 upon becoming a public reporting entity and expects such adoption to have no effect on its results of operation or its financial position.

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). ASU 2010-06 includes new disclosure requirements related to fair value measurements, including transfers in and out of Levels 1 and 2 and information about purchases, sales, issuances and settlements for Level 3 fair value measurements. This update also clarifies existing disclosure requirements relating to levels of disaggregation and disclosures of inputs and valuation techniques. ASU 2010-06 was effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company adopted ASU 2010-06 upon issuance and such adoption did not have a material impact on the Company’s financial statements.

F-11

Enviro Fuels Manufacturing, Inc.

(A Development Stage Enterprise)

Notes to Consolidated Financial Statements

In December 2010, the FASB issued an accounting standard update 2010-29 that addresses the disclosure of supplementary pro forma information for business combinations. This update clarifies that when public entities are required to disclose pro forma information for business combinations that occurred in the current reporting period, the pro forma information should be presented as if the business combination occurred as of the beginning of the previous fiscal year when comparative financial statements are presented. This update is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The Company believes this guidance will have no effect on our consolidated financial statements.

In October 2009, the FASB issued a new accounting standard that addresses the accounting for multiple-deliverable revenue arrangements to enable vendors to account for deliverables separately rather than as a combined unit. This new standard addresses how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting. Existing accounting standards require a vendor to use objective and reliable evidence of fair value for the undelivered items or the residual method to separate deliverables in a multiple-deliverable arrangement. Under the new standard, it is expected that multiple-deliverable arrangements will be separated in more circumstances than under current requirements. The new standard establishes a hierarchy for determining the selling price of a deliverable for purposes of allocating revenue to multiple deliverables. The selling price used will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. The new standard must be prospectively applied to all revenue arrangements entered into in fiscal years beginning on or after June 15, 2010 and will become effective for us on January 1, 2011. We believe this guidance will have no effect on our consolidated financial statements.

NOTE 2: GOING CONCERN

As reflected in the accompanying financial statements, the Company reported a net loss of $7,149,966 and used cash for operating activities of $927,397 during the year ended December 31, 2010 and has an accumulated deficit from inception to December 31, 2010 of $16,279,168. The Company has not generated any revenues to date.

These conditions raise substantial doubt as to our ability to continue as a going concern. The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern.

In order to execute its business plan, the Company will need to raise additional working capital and generate revenues.  There can be no assurance that the Company will be able to obtain the necessary working capital or generate revenues to execute its business plan.

Management’s plan in this regard includes completing product development, generating marketing agreements with product distributors and raising additional funds through a private placement offering of the Company’s common stock which is anticipated to commence within the fourth quarter of fiscal 2011.

Management believes its business development and capital raising activities will provide the Company with the ability to continue as a going concern. There can be no assurance that our future operations will be significant and profitable, or that we will have sufficient resources to meet our objectives.

F-12

Enviro Fuels Manufacturing, Inc.

(A Development Stage Enterprise)

Notes to Consolidated Financial Statements

If we are not able to raise additional capital we may need to delay our product development and marketing effort or even cease operations.

NOTE 3: PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2010 and 2009.

	2010	2009
Lab equipment	$20,533	$20,276
Office furniture	172,949	169,915
Leasehold improvement	77,232	77,232
Less: accumulated depreciation	(158,262)	(102,819)
	$112,452	$164,604

Depreciation expense recorded for the year ending December 31, 2010 and 2009 totaled $55,443 and $53,859, respectively.

NOTE 4: COMMITMENTS AND CONTINGENCIES

The Company rents office spaces in Florida under a 5-year lease with a 5-year renewal option which commenced on January 1, 2008, and in China under a lease which commenced May 1, 2008 and was renewed in May 2010 for 2 additional years. The Company has security deposits of $28,576 for the Florida office and $9,792 for the China office. Rent expense in 2010 was $159,431 (which includes $48,581 of rent paid under a month to month agreement for laboratory space in Florida and $41,793 for its China office), $148,194 in 2009 (which includes $25,191 of rent paid for laboratory space and $33,501 of rent paid for its China office) and $434,311 since inception (which includes $105,232 for its China office). Future minimum lease payments by year and in the aggregate under these non-cancelable operating leases are as follows:

Year Ending December 31
2011	$70,881
2012	52,584
Thereafter	-
$123,465

NOTE 5: STOCKHOLDERS EQUITY

Capital Structure

The Company was incorporated on October 9, 2007 with 100,000,000 shares of common stock authorized with a $0.001 par value. Subsequently in 2008, the Company amended its articles to increase its common stock authorized to 300,000,000 shares then again to 900,000,000 in 2010.

On October 9, 2007, 8,000,000 founder common shares were issued at par value of $0.001. These founder shares were recorded at par value of $0.001 and charged to founder expense amounting to $8,000.

F-13

Enviro Fuels Manufacturing, Inc.

(A Development Stage Enterprise)

Notes to Consolidated Financial Statements

In the fourth quarter of 2007, 55,510,000 founders shares were sold for $216,466 and 8,000,000 founders shares were issuable for an additional $25,000 received.

In January through March 2008, an additional 29,790,000 founder common shares were issued at a par value of $0.001. A charge was recorded to founder expense amounting to $29,790 for the remainder of the shares issued. In return for cash received in 2007, 8,000,000 common shares were issued. In January 2008, 22,000,000 founders shares were sold for $179,514.

In January 2008, the Company issued 100,000 shares of common stock for $50,000 and 25,000 shares of common stock for services recorded at $0.50 per share amounting to $12,500.

In March through May 2008, the Company issued 785,500 shares of common stock for $392,751 and 200,000 shares of common stock were issued for consulting services, recorded at $0.50 per share and amounting to $100,000.

Also in May 2008, the Company issued 35,000 shares of common stock at a price of $0.64 per share, 35,000 shares of common stock at $0.93 per share and 100,000 shares of common stock at $1.00 per share for a total of $155,000.

In June 2008, the Company issued 100,000 shares of common stock at $.10 per share for a total value of $10,000.

In August 2008, in settlement of a dispute with a stockholder, the Company issued 5,000,000 shares of common stock and recorded a $500,000 settlement expense based on the latest price shares were sold.

Two of the founders contributed additional paid-in capital of $624,377, of which $272,632 was sent directly to the Company’s subsidiary in order to meet current working capital needs.

In February 2009, the Company issued 250,000 shares of common stock at $0.10 per share for a total of $25,000. In March 2009, the Company issued 140,000 shares of common stock at $0.36 per share for a total of $50,000 and 10,000 shares of common stock at $0.50 per share for a total of $5,000. The Company also issued 500 shares of Common stock for services rendered with a value of $250.

In April 2009, the Company issued 350,000 shares at $0.06 per share in exchange for $20,000.

In May 2009, the Company issued 16,000,000 shares of common stock to three founders/stockholders or affiliated companies controlled by the three founders/stockholders, in exchange for a commitment to fund the Company’s future working capital requirements. There is no guarantee or any specific amount that is to be funded or any timeline for when the funding is to occur. The Company recorded a corresponding commitment fee expense in 2009 of $914,286 based on the most recent non-related party cash sale of the Company’s common stock in April 2009.

In May 2009, the Company issued 4,500,000 shares of common stock valued at $0.13 per share in settlement of claims and recorded a corresponding settlement expense of $562,500. In May 2009, the Company issued 500,000 shares of common stock at $0.13 per share for consulting services related to the raising of capital. In May 2009, the Company issued 200,000 shares of common stock at $0.13 per share for $25,000.

F-14

Enviro Fuels Manufacturing, Inc.

(A Development Stage Enterprise)

Notes to Consolidated Financial Statements

In October 2009, the Company issued 300,000 shares of common stock amounting to $37,500 for consulting services and issued 60,000 shares of common stock at $0.50 per share for $30,000. In November 2009, the Company issued 10,550,000 shares of common stock in settlement of claims against the Company recording a settlement expense of $5,175,000. The expense was recorded based on the fair value of the stock issued. Also two founders/stockholders contributed additional paid-in capital of $185,978, of which $41,346 was paid directly to the Company’s subsidiary, in order to meet working capital needs.

In January through September 2010, the Company issued 12,150,000 shares of common stock and recorded $6,075,000 of consulting expenses, consisting of fundraising and promotional services to promote the Company and its proprietary stove technology in the United States and around the world, specifically in areas such as Africa, Brazil and Haiti. Also two founders/stockholders of the Company contributed additional paid-in capital of $869,547 in 2010 in order to meet the working capital requirements of the Company.

NOTE 6: INCOME TAXES

The Company incurred net losses since inception and, therefore, has no tax liability.

The Company’s tax expense differs from the “expected” tax expense for federal income tax purposes for the years ended December 31, 2010 and 2009, (computed by applying the United States federal corporate tax rate of 34% to loss before taxes), as follows:

	Years Ended December 31,
	2010	2009
Computed “expected” tax benefit	$2,430,000	$2,527,000
Non-deductible benefit from stock based expense	(2,065,000)	(2,296,000)
Non-deductible benefit from loss from subsidiary	(27,000)	(26,000)
Other non-deductible items	(3,000)	(3,000)
Change in deferred tax asset valuation allowance	(335,000)	(202,000)
Provision for income tax expense	$-	$-

The effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31, 2010 and 2009 are as follows:

Deferred tax assets:	2010	2009
United States net operating loss carryforward (benefit)	$(870,000)	$(535,000)
Less valuation allowance	870,000	535,000
Net deferred tax assets	$-	$-

A valuation allowance was provided against the deferred tax asset as it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company has a net operating loss carryforward of approximately $2,561,000 available to offset future U.S. net income through 2030.

F-15

Enviro Fuels Manufacturing, Inc.

(A Development Stage Enterprise)

Notes to Consolidated Financial Statements

The utilization of the net operating loss carryforwards is dependent upon the ability of the Company to generate sufficient taxable income during the carryforward period. In addition, utilization of these carryforwards may be limited in future periods regardless of income due to ownership change limitations under Section 382 as defined in the Internal Revenue Code.

The Company follows FASB ASC Topic 740-10-05, “Accounting for Uncertainty in Income Taxes” which prescribes recognition and measurement parameters for the financial statement recognition and measurement of tax positions taken or expected to be taken in the Company’s tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement.

The Company has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as open tax years in these jurisdictions. As of December 31, 2010 the periods subject to examination for the Company’s tax returns are for the years 2007, 2008, 2009 and 2010.

Based on its evaluation, the Company has determined that there were no significant uncertain tax positions requiring recognition in the accompanying financial statements.

NOTE 7: RELATED PARTY TRANSACTIONS

The Company paid consulting services to one of its stockholders/affiliates of $16,200 in 2010, $6,500 in 2009 and a total of $27,700 since the inception of the Company. The Company paid consulting fees to two of its Directors amounting to $2,500 in 2010 and a total of $16,500 since inception.

Two of the Company’s founders/affiliates have contributed additional paid-in capital through entities related to them.

NOTE 8: CONCENTRATIONS

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, restricted cash and loans receivable.

The Company maintains its cash in banks located in China and the United States. There is no insurance on the deposits held by banks in China. Balances in accounts held at U.S. banks at times may exceed federally insured limits. The Company has not experienced any losses in such accounts through December 31, 2010. As of December 31, 2010 and 2009, the Company had $130,257 and $211,561, respectively, in local Chinese currency CNY held in a Chinese bank with an additional $125,000 in U.S. dollars held in another Chinese bank at the end of each year.

The restricted cash is maintained in a bank account in China. See discussion on restricted cash in Note 1.

NOTE 9 — SEGMENT AND GEOGRAPHICAL DATA

The Company operated through one business segment.

The Company is based in the U.S. and has a wholly owned subsidiary in China.

F-16

Enviro Fuels Manufacturing, Inc.

(A Development Stage Enterprise)

Notes to Consolidated Financial Statements

Geographic information is as follows:

	December 31, 2010	December 31, 2009
Property and equipment:
China	-	-
United States	112,452	164,604
	$112,452	$164,604

Total assets:
China	$265,049	$346,353
United States	179,513	211,503
	$444,562	$557,856
Net loss:
China	$(79,640)	$(77,885)
United States	(7,070,326)	(7,353,817)
	(7,149,966)	(7,431,702)

NOTE 10: LITIGATION

The Company is in litigation with a former vendor over work allegedly performed by the vendor on behalf of the Company. Management asserts that there is no merit to the vendor’s lawsuit, considers the disputed amount immaterial and is prepared to litigate the case to a final resolution if required.

NOTE 11: SUBSEQUENT EVENTS

In January 2011, the Company issued 9,000,000 shares of its common stock at $.50 per share for fundraising and promotional services provided to the Company.

One founder of the Company provided $283,046 in additional paid-in capital for the Company to meet its working capital needs.

In June 2011, an investor who was issued shares in 2010 for services provided to the Company contacted the Company and claimed that he is owed additional shares of stock. In addition, the investor claims that he is owed amounts exceeding $250,000 for a monthly retainer (20 months) as well as reimbursable expenses. Management strongly denies that any additional shares of stock or funds are due to this investor.

A United States patent was issued to Larry Hunt, the Company’s CEO and a director, and Henry Shur, a stockholder (the inventors), on August 30, 2011 for the high efficiency combustion stove. The patent was assigned to the Company.

The Company evaluated events and transactions subsequent to December 31, 2010 and determined there were no significant further events to report through October 20, 2011, the date the Company issued these financial statements.

F-17

Enviro Fuels Manufacturing, Inc.

(A Development Stage Enterprise)

Consolidated Balance Sheets

Unaudited

	September 30,	December 31,
	2011	2010*
ASSETS

Current assets
Cash	$31,704	$150,468
Restricted cash	25,760	125,000

Total current assets	57,464	275,468

Property and equipment, net	78,328	112,452

Other assets
Patent costs	15,274	15,274
Rent and security deposits	41,368	41,368

Total other assets	56,642	56,642

Total assets	$192,434	$444,562

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Accrued expense	$370,640	$379,265

Total current liabilities	370,640	379,265

Stockholders’ (deficit) equity
Common stock, par value $0.001; 900,000,000 authorized; 183,666,000 and 174,691,000 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	183,666	174,691
Additional paid-in capital	20,932,826	16,169,774

Deficit accumulated during the development stage	(21,294,698)	(16,279,168)

Total stockholders’ (deficit) equity	(178,206)	65,297

Total liabilities and stockholders’ equity	$192,434	$444,562

* Derived from audited financial statements

The accompanying notes are an integral part of these financial statements.

F-18

Enviro Fuels Manufacturing, Inc.

(A Development Stage Enterprise)

Consolidated Statements of Operations

Unaudited

			From
	Nine Months Ended		October 9, 2007
	September 30,		(inception) through
	2011	2010	September 30, 2011

Operating Expenses:
Consulting	4,563,670	6,126,975	10,902,449
Consulting – related party	-	11,200	44,200
Settlement expense	-	-	6,237,500
Commitment fees – related parties	-	-	914,286
Founder expenses	-	-	123,300
Research and development	12,677	104,730	219,674
General and administrative	455,344	555,625	2,713,723
Depreciation expense	41,657	41,657	199,919

Total operating loss	5,073,348	6,840,187	21,355,051

Non operating income
Foreign exchange gain	6,952	618	6,952
Non recurring sale, net	50,612	-	50,612
Interest income	254	498	2,789

Total other income	57,818	1,116	60,353

Net loss	$(5,015,530)	$(6,839,071)	$(21,294,698)

Basic and diluted net loss per share	$(0.03)	$(0.04)

Weighted average number of common shares outstanding basic and diluted	183,572,502	172,230,743

The accompanying notes are an integral part of these financial statements.

F-19

Enviro Fuels Manufacturing, Inc.

(A Development Stage Enterprise)

Consolidated Statements of Cash Flows

Unaudited

			From
	Nine Months Ended		October 9, 2007
	September 30,		(inception) through
	2011	2010	September 30, 2011

Cash flows from operating activities:
Net loss	$(5,015,530)	$(6,839,071)	$(21,294,698)
Adjustment to reconcile net cash used in operating activities:
Shares issued for settlement	-	-	6,237,500
Shares issued for commitment – related party	-	-	914,286
Shares issued to Founders	-	-	37,791
Depreciation	41,657	41,657	199,919
Shares issued in exchange for services	4,500,000	6,074,999	10,790,251
Changes in operating assets and liabilities:	-	-
Restricted cash in foreign jurisdiction	99,240	1,981	(25,760)
Security deposits	-	-	(41,368)
Other liabilities	(8,625)	(40,469)	370,640
Net cash used in operating activities	(383,258)	(760,903)	(2,811,439)

Cash flows from investing activities:
Purchase of property and equipment	(7,533)	(9,534)	(278,247)
Increase in patent cost	-	-	(15,274)
Net cash used in investing activities	(7,533)	(9,534)	(293,521)

Cash flows from financing activities:
Purchase of Company’s common stock	(12,500)	-	(12,500)
Proceeds of stock sales	-	-	761,514
Capital contributions	284,527	745,048	2,387,650
Net cash provided by financing activities	272,027	745,048	3,136,664

Net increase (decrease) in cash	(118,764)	(25,389)	31,704

Cash balance, beginning of the period	150,468	211,610	-

Cash balance, end of the period	$31,704	$186,221	$31,704

Supplemental disclosures:
Cash paid for interest	$-	$-	$-
Cash paid for income taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

F-20

Enviro Fuels Manufacturing, Inc.

(A Development Stage Enterprise)

Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 1: BASIS OF PRESENTATION

The condensed consolidated financial statements included herein are unaudited. Such consolidated financial statements reflect, in the opinion of management, all adjustments necessary to present fairly the financial position and results of operations as of and for the periods indicated. All such adjustments are of a normal recurring nature. The Company believes that the disclosures are adequate to make the information presented not misleading. Certain information and footnote disclosures, including a description of significant accounting policies normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission.

These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto for the years ended December 31, 2010 and 2009. The results of operations for interim periods are not necessarily indicative of the results for any subsequent quarter or the entire year ending December 31, 2011.

For comparability purposes, certain figures for the prior periods have been reclassified where appropriate to conform to the financial statement presentation used in current reporting period. These reclassifications had no effect on reported net loss.

NOTE 2: NATURE OF OPERATIONS AND SELECTED ACCOUNTING POLICIES

Nature of Operations

Enviro Fuel Manufacturing, Inc., (the ‘Company’) was incorporated under the laws of the State of Nevada on October 9, 2007 for the purpose of (i) commercializing its proprietary stove technology in order to provide an economic means for food preparation in locations without the infrastructure needed to provide sufficient or economical energy for food preparation, or (ii) to carry on any other lawful business for which a Corporation may be incorporated under the laws of the State of Nevada.

Consolidation

The consolidated financial statements included herewith include the accounts of the Company and Enviro Fuels Trading Co. Ltd., its Chinese wholly-owned subsidiary. All significant inter-company balances and transactions have been eliminated in consolidation. The subsidiary was incorporated in June of 2008 and has had minimum operating activity.

Earnings Per Share

Basic net earnings (loss) per common share is computed by dividing net earnings (loss) applicable to common shareholders by the weighted-average number of common shared outstanding during the period. Diluted net earnings (loss) per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options. In periods where losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive. At September 30, 2011 and 2010, there were no dilutive securities outstanding that may dilute future earnings per share.

F-21

Enviro Fuels Manufacturing, Inc.

(A Development Stage Enterprise)

Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 3: GOING CONCERN

The Company reported a net loss of $5,015,531 and used cash for operating activities of $383,258 during the period ended September 30, 2011 and has an accumulated deficit from inception to September 30, 2011 of $21,294,698.

These conditions raise substantial doubt as to our ability to continue as a going concern. The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern.

In order to execute its business plan, the Company will need to raise additional working capital and generate revenues. There can be no assurance that the Company will be able to obtain the necessary working capital or generate revenues to execute its business plan.

Management’s plan in this regard includes completing product development, generating marketing agreements with product distributors and raising additional funds through a private placement offering of the Company’s common stock which is anticipated to commence within the fourth quarter of fiscal 2011.

Management believes its business development and capital raising activities will provide the Company with the ability to continue as a going concern. There can be no assurance that our future operations will be significant and profitable, or that we will have sufficient resources to meet our objectives.

If we are not able to raise additional capital, we may need to delay our product development and marketing effort or even cease operations.

NOTE 4: COMMITMENTS AND CONTINGENCIES

The Company rents office spaces in Florida under a five-year lease with a five-year renewal option which commenced on January 1, 2008, and in China under a lease which commenced May 1, 2008 and was renewed in May 2010 for two additional years. The Company has security deposits of $28,576 for the Florida office and $9,792 for the China office. Rent expense for the nine months ended September 30, 2011 was $109,474. Future minimum lease payments by year and in the aggregate under these non-cancelable operating leases are as follows:

As of September 30,
2011	$65,193
2012	10,704
Thereafter	-

$75,897

F-22

Enviro Fuels Manufacturing, Inc.

(A Development Stage Enterprise)

Notes to Unaudited Condensed Consolidated Financial Statements

In June 2011, an investor who was issued shares in 2010 for services provided to the Company contacted the Company and claimed that he is owed amounts exceeding $250,000 for a monthly retainer (20 months) as well as reimbursable expenses. Management strongly denies that any additional shares of stock or funds are due to this investor.

NOTE 5: PATENT

A United States patent was issued to Larry Hunt, the Company’s CEO and a director, and Henry Schur, a stockholder (collectively “the inventors”), on August 30, 2011 for the high efficiency combustion stove. The patent was assigned to the Company. Amortization cost was inconsequential in 2011.

NOTE 6: STOCKHOLDERS’ EQUITY

In January 2011, the Company issued 9,000,000 shares of its common stock at $50 per share for fundraising and promotional services provided to the Company.

In March 2011, the Company purchased and canceled 25,000 shares which it purchased from an investor for $12,500. The shares were originally sold in 2009 by the Company at $.50 per share.

Two founders of the Company provided $284,527 in additional paid-in capital for the Company to meet its working capital needs.

NOTE 7: RELATED PARTY TRANSACTIONS

The Company paid consulting services to one of its stockholders/affiliates amounting to $8,700 for the nine months ended September 30, 2010, and a total of $27,700 since the inception of the Company. The Company paid consulting fees to two of its Directors amounting to $2,500 for the nine months ended September 30, 2010, and a total of $16,500 since inception.

Two of the Company’s founders/affiliates have contributed additional paid-in capital through entities related to them.

F-23